Free Writing Prospectus, dated June 6, 2023

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated May 26, 2023

Registration Statement Nos. 333-270078 and 333-270078-01

This Preliminary Term Sheet has been prepared solely for informational purposes and is not an offer to buy or sell or a solicitation of an offer to buy or sell any securitized utility tariff bonds in any jurisdiction where such offer or sale is prohibited. Please read the important information and qualifications on pages 1 and 2 of this Preliminary Term Sheet.

Atmos Energy Kansas Securitization I, LLC

(Issuing Entity)

PRELIMINARY TERM SHEET

$95,000,000 Series 2023-A Senior Secured Securitized Utility Tariff Bonds

Issuing entity:	Atmos Energy Kansas Securitization I, LLC (the “Issuing Entity”)

Sponsor, depositor and initial servicer:	Atmos Energy Corporation (“Atmos Energy”)

Trustee:	U.S. Bank Trust Company, National Association

Sole Bookrunner:	J.P. Morgan Securities LLC

Expected Ratings (Moody’s/Fitch):	Aaa (sf)/ AAAsf(1)

Payment dates(2):	March 1 and September 1, commencing March 1, 2024

Initial securitized utility tariff charge as a percentage of average residential customer’s total gas bill:	Atmos Energy estimates that on an annualized basis the initial securitized utility tariff charges would represent approximately 7%* of the total bill received by an average residential customer based on rates as of March 31, 2023

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)	In any case where the date on which payment is due shall not be a Business Day, then payment may be made on the next Business Day.

Tranche*	Expected weighted average life (years)*	Principal amount offered*	Scheduled final payment date*	Final maturity date*	CUSIP	ISIN
A	5.48	$95,000,000	03/01/2033	03/01/2035	04956GAA8	US04956GAA85

*	Preliminary, subject to change

Atmos Energy Corporation (“Atmos Energy”), and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Atmos Energy and the Issuing Entity have filed with the SEC for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Atmos Energy, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Atmos Energy collect at 1-972-934-9227 or J.P. Morgan Securities LLC toll-free at 1-800-408-1016.

This Preliminary Term Sheet is not required to contain all information that is required to be included in the prospectus for the securities offering to which this Preliminary Term Sheet relates. The prospectus contains material information not contained herein, and the prospective purchasers are referred to the prospectus, including the final prospectus. This Preliminary Term Sheet is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

The information in this Preliminary Term Sheet is preliminary and may be superseded by an additional term sheet provided to you prior to the time you enter into a contract of sale. This Preliminary Term Sheet is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the securitized utility tariff charges securing them, are subject to modification or revision, at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. The Issuing Entity’s obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRELIMINARY TERM SHEET IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Price and availability of the securitized utility tariff bonds are subject to change without notice.

A contract of sale will come into being no sooner than the date on which the securitized utility tariff bonds has been priced and the underwriters have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for you or the underwriters (or any other person or entity). You may withdraw your offer to purchase securities at any time prior to the underwriters’ acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this Preliminary Term Sheet is attached relating to (i) these materials not constituting an offer (or a solicitation of an offer), (ii) no representation that these materials are accurate or complete and may not be updated or (iii) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

EXPECTED SINKING FUND SCHEDULE

Date*	Tranche A*
3/1/2024	$5,927,509.15
9/1/2024	$3,914,734.87
3/1/2025	$4,019,708.48
9/1/2025	$4,127,496.96
3/1/2026	$4,238,175.80
9/1/2026	$4,351,822.48
3/1/2027	$4,468,516.60
9/1/2027	$4,588,339.87
3/1/2028	$4,711,376.21
9/1/2028	$4,837,711.76
3/1/2029	$4,967,435.00
9/1/2029	$5,100,636.77
3/1/2030	$5,237,410.34
9/1/2030	$5,377,851.50
3/1/2031	$5,522,058.59
9/1/2031	$5,670,132.60
3/1/2032	$5,822,177.19
9/1/2032	$5,978,298.88
3/1/2033	$6,138,606.95
Total Payments	$95,000,000.00

*	Preliminary, subject to change

EXPECTED AMORTIZATION SCHEDULE

EXPECTED OUTSTANDING PRINCIPAL BALANCE

Payment Date*	Tranche A Amount*
Initial Principal Amount	$95,000,000.00
3/1/2024	$89,072,490.85
9/1/2024	$85,157,755.98
3/1/2025	$81,138,047.50
9/1/2025	$77,010,550.54
3/1/2026	$72,772,374.74
9/1/2026	$68,420,552.26
3/1/2027	$63,952,035.66
9/1/2027	$59,363,695.79
3/1/2028	$54,652,319.58
9/1/2028	$49,814,607.82
3/1/2029	$44,847,172.82
9/1/2029	$39,746,536.05
3/1/2030	$34,509,125.71
9/1/2030	$29,131,274.21
3/1/2031	$23,609,215.62
9/1/2031	$17,939,083.02
3/1/2032	$12,116,905.83
9/1/2032	$6,138,606.95
3/1/2033	$0.00

*	Preliminary, subject to change

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (11.89 Standard Deviations from Mean)		-15% (40.14 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)*	WAL (yrs)*	Change (days)*	WAL (yrs)*	Change (days)*
A	5.48	5.48	0.00	5.49	2.47

*	Preliminary, subject to change

For the purposes of preparing the chart above, the following assumptions, among others, have been made: (i) the forecast error is constant over the life of the securitized utility tariff bonds and is equal to an overestimate of retail customer counts of 5% (11.89 standard deviations from the mean) or 15% (40.14 standard deviations from the mean) as stated in the chart above, (ii) the servicer makes timely and accurate filings to true-up the securitized utility tariff charges semi-annually, (iii) retail customers remit all securitized utility tariff charges 30 days after such charges are billed, (iv) the securitized utility tariff bonds are issued on June 20, 2023, (v) there is no acceleration of the final maturity date of the securitized utility tariff bonds, and (vi) operating expenses are equal to projections. There can be no assurance that the weighted average lives of the securitized utility tariff bonds will be as shown above.